LEHMAN BROTHERS INCOME FUNDS
                                  RESERVE CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A




        The Reserve Class of the Series of Lehman Brothers Income Funds currently subject to this Agreement are as follows:



Lehman Brothers California Tax-Free Money Fund

Lehman Brothers National Municipal Money Fund

Lehman Brothers Tax-Free Money Fund




Date: September 15, 2007